EXHIBIT 99

N E W S R E L E A SE

For Immediate Release

One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Michele U. Farley, 860-403-5393 michele.farley@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

Phoenix Maintains Policy Dividend Scales for 2010

Hartford, Conn., September 28, 2009 – The Phoenix Companies, Inc. (NYSE: PNX) today announced that the board of directors of Phoenix Life Insurance Company voted to maintain the current policy dividend scale effective January 1, 2010 for policies in the closed block of business, as well as participating policies in the open block. Phoenix has maintained its closed block dividend scale in seven out of the nine years since its demutualization, and the cumulative adjustment over that period is consistent with adjustments to other companies’ participating policies.

“We remain pleased with the performance of the closed block, particularly in a year that had more than its share of challenges across the entire economy,” said James D. Wehr, president and chief executive officer.

In addition, Phoenix is improving some rates on two optional policy features, Optionterm and Dividend Accumulation, also effective on January 1, 2010.

Optionterm is one-year term insurance, which enhances the participating policy’s death benefit, and may be paid for through dividends. Phoenix is reducing the term insurance rates on classes of policies that have had more favorable mortality experience and is maintaining current rates on all other policies.

The Dividend Accumulation feature allows policyholders to set aside dividend payments in a separate account that pays interest on the funds held. Phoenix is increasing the interest rate paid on these funds from 3 percent to 3.5 percent, reflecting investment performance of the dividend accumulation assets.

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“The improvements to the Optionterm and Dividend Accumulation rates are another way we can pass benefits along to our policyholders,” Mr. Wehr said.

Phoenix projects it will pay its closed block policyholders approximately $300 million in dividends in 2010.

The closed block was established to fund policy dividends and guaranteed benefits, such as death benefits, for dividend paying policies after Phoenix demutualized in June 2001. The board of directors reviews the dividend scale annually to ensure an adequate level of assets in the closed block and fair and equitable distribution of dividends.

Phoenix’s open block, consisting of business written after the demutualization, contains a small number of participating policies. The dividend scale for these policies is managed separately from the closed block.

ABOUT PHOENIX

With a history dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) provides financial solutions using life insurance and annuities, with particular expertise in the high-net-worth and affluent market. In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion. It is headquartered in Hartford, Connecticut. For more information, visit www.phoenixwm.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “should” and other similar expressions. Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others: (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their

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obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market condition generally or our business, financial condition and results of operations specifically; (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; (xxii) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxiii) the risks related to a man-made or natural disaster; and (xxiv) other risks and uncertainties described herein or in any of our filings with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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